                      SCIENTIFIC LEARNING PRINCIPLES CORPORATION

                            REGISTRATION RIGHTS AGREEMENT

                                   OCTOBER 1, 1996

                                  TABLE OF CONTENTS

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                                                                           PAGE
1.     General . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 1
       1.1     Definitions . . . . . . . . . . . . . . . . . . . . . . . . . 1

2.     Registration; Restrictions On Transfer. . . . . . . . . . . . . . . . 2
       2.1     Restrictions on Transfer. . . . . . . . . . . . . . . . . . . 2
       2.2     Demand Registration . . . . . . . . . . . . . . . . . . . . . 3
       2.3     Piggyback Registrations . . . . . . . . . . . . . . . . . . . 4
               2.3.1  Underwriting . . . . . . . . . . . . . . . . . . . . . 4
               2.3.2  Right to Terminate Registration. . . . . . . . . . . . 5
       2.4     Expenses of Registration. . . . . . . . . . . . . . . . . . . 5
       2.5     Obligations of the Company. . . . . . . . . . . . . . . . . . 5
       2.6     Termination of Registration Rights. . . . . . . . . . . . . . 6
       2.7     Delay of Registration; Furnishing Information . . . . . . . . 6
       2.8     Indemnification . . . . . . . . . . . . . . . . . . . . . . . 7
       2.9     Assignment of Registration Rights . . . . . . . . . . . . . . 9
       2.10    Amendment of Registration Rights. . . . . . . . . . . . . . . 9
       2.11    Limitation on Subsequent Registration Rights. . . . . . . . . 9
       2.12    "Market Stand-Off" Agreement. . . . . . . . . . . . . . . . . 9
       2.13    Rule 144 Reporting. . . . . . . . . . . . . . . . . . . . . .10

3.     Miscellaneous . . . . . . . . . . . . . . . . . . . . . . . . . . . .10
       3.1     Governing Law . . . . . . . . . . . . . . . . . . . . . . . .10
       3.2     Survival. . . . . . . . . . . . . . . . . . . . . . . . . . .10
       3.3     Successors and Assigns. . . . . . . . . . . . . . . . . . . .11
       3.4     Severability. . . . . . . . . . . . . . . . . . . . . . . . .11
       3.5     Amendment and Waiver. . . . . . . . . . . . . . . . . . . . .11
       3.6     Delays or Omissions . . . . . . . . . . . . . . . . . . . . .11
       3.7     Notices . . . . . . . . . . . . . . . . . . . . . . . . . . .11
       3.8     Attorneys' Fees . . . . . . . . . . . . . . . . . . . . . . .12
       3.9     Titles and Subtitles. . . . . . . . . . . . . . . . . . . . .12
       3.10    Counterparts. . . . . . . . . . . . . . . . . . . . . . . . .12

                                          i.

                      SCIENTIFIC LEARNING PRINCIPLES CORPORATION

                            REGISTRATION RIGHTS AGREEMENT


     THIS REGISTRATION RIGHTS AGREEMENT (the "Agreement") is entered into as of the 1st day of October, 1996, by and among SCIENTIFIC LEARNING PRINCIPLES CORPORATION, a California corporation (the "Company") and WARBURG, PINCUS VENTURES, L.P., a Delaware limited partnership (the "Investor").


                                       RECITALS

     WHEREAS, the Company proposes to sell and issue up to Four Million Four Hundred Forty-Four Thousand Four Hundred Forty-Four (4,444,444) shares of its Series B Preferred Stock ("Series B Preferred") and a warrant (the "Warrant") to purchase up to Two Million Eight Hundred Fifty Seven Thousand One Hundred Forty-Three (2,857,143) shares of Series C Preferred Stock ("Series C Preferred") pursuant to the Securities Purchase Agreement dated September 24, 1996, by and between the Company and the Investor (the "Purchase Agreement"); and

     WHEREAS, as a condition of entering into the Purchase Agreement, the Investor has requested that the Company extend to it registration rights as set forth below.

     NOW, THEREFORE, in consideration of the mutual promises, representations, warranties, covenants and conditions set forth in this Agreement and in the Purchase Agreement, the parties mutually agree as follows:

                                     1.   GENERAL

     1.1 DEFINITIONS. As used in this Agreement the following terms shall have the following respective meanings:

     "EXCHANGE ACT" means the Securities Exchange Act of 1934, as amended.

     "HOLDER" means any person owning of record Registrable Securities that have not been sold to the public or any assignee of record of such Registrable Securities in accordance with Section 2.9 hereof.

     "INITIAL OFFERING" means the Company's first firm commitment underwritten public offering of its Common Stock registered under the Securities Act.

     "REGISTER," "registered," and "registration" refer to a registration effected by preparing and filing a registration statement in compliance with the Securities Act, and the declaration or ordering of effectiveness of such registration statement or document.

     "REGISTRABLE SECURITIES" means (i) Common Stock of the Company issued or issuable upon conversion of the Shares; and (ii) any Common Stock of the Company issued as (or


                                          1.

issuable upon the conversion or exercise of any warrant, right or other security which is issued as) a dividend or other distribution with respect to, or in exchange for or in replacement of, such above-described securities. Notwithstanding the foregoing, Registrable Securities shall not include any securities sold by a person to the public either pursuant to a registration statement or Rule 144 or sold in a private transaction in which the transferror's rights under Article II of this Agreement are not assigned.

     "REGISTRABLE SECURITIES THEN OUTSTANDING" shall be the number of shares determined by calculating the total number of shares of the Company's Common Stock that are Registrable Securities and either (1) are then issued and outstanding or (2) are issuable pursuant to then exercisable or convertible securities.

     "REGISTRATION EXPENSES" shall mean all expenses incurred by the Company in complying with Sections 2.2 and 2.3 hereof, including, without limitation, all registration and filing fees, printing expenses, fees and disbursements of counsel for the Company, reasonable fees and disbursements not to exceed Fifteen Thousand Dollars ($15,000) of a single special counsel for the Holders, blue sky fees and expenses and the expense of any special audits incident to or required by any such registration (but excluding the compensation of regular employees of the Company which shall be paid in any event by the Company).

     "SECURITIES ACT" shall mean the Securities Act of 1933, as amended.

     "SELLING EXPENSES" shall mean all underwriting discounts and selling commissions applicable to the sale.

     "SHARES" shall mean the Company's Series B Preferred issued pursuant to the Purchase Agreement and any of the Company's Series C Preferred issued upon exercise of the Warrant.

     "SEC" or "COMMISSION" means the Securities and Exchange Commission.

                     2.   REGISTRATION; RESTRICTIONS ON TRANSFER

     2.1  RESTRICTIONS ON TRANSFER.

          (a) Each Holder agrees not to make any disposition of all or any portion of the Shares or Registrable Securities unless and until:

               (i) There is then in effect a registration statement under the Securities Act covering such proposed disposition and such disposition is made in accordance with such registration statement; or

               (ii) (A) The transferee has agreed in writing to be bound by this Section 2.1, (B) such Holder shall have notified the Company of the proposed disposition, and (C) if reasonably requested by the Company, such Holder shall have furnished the Company with an opinion of counsel, reasonably satisfactory to the Company, that such disposition will not require registration of such shares under the Securities Act. It is agreed that the Company will not require opinions of counsel for transactions made pursuant to Rule 144 except in unusual circumstances.


                                          2.

     2.2  DEMAND REGISTRATION.

          2.2.1 Subject to the conditions of this Section 2.2, if the Company shall receive a written request from the Holders of more than fifty percent (50%) of the Registrable Securities then outstanding (the "Initiating Holders") that the Company file a registration statement under the Securities Act covering the registration of Registrable Securities having an aggregate offering price to the public in excess of Five Million Dollars ($5,000,000), then the Company shall, within thirty (30) days of the receipt thereof, give written notice of such request to all Holders, and subject to the limitations of this Section 2.2, effect, as soon as practicable, the registration under the Securities Act of all Registrable Securities that the Holders request to be registered.

          2.2.2 If the Initiating Holders intend to distribute the Registrable Securities covered by their request by means of an underwriting, they shall so advise the Company as a part of their request made pursuant to this Section 2.2 and the Company shall include such information in the written notice referred to in Section 2.2.1. In such event, the right of any Holder to include its Registrable Securities in such registration shall be conditioned upon such Holder's participation in such underwriting and the inclusion of such Holder's Registrable Securities in the underwriting (unless otherwise mutually agreed by a majority in interest of the Initiating Holders and such Holder) to the extent provided herein. All Holders proposing to distribute their securities through such underwriting shall enter into an underwriting agreement in customary form with the underwriter or underwriters selected for such underwriting by a majority in interest of the Initiating Holders (which underwriter or underwriters shall be reasonably acceptable to the Company). Notwithstanding any other provision of this Section 2.2, if the underwriter advises the Company that marketing factors require a limitation of the number of securities to be underwritten (including Registrable Securities) then the Company shall so advise all Holders of Registrable Securities which would otherwise be underwritten pursuant hereto, and the number of shares that may be included in the underwriting shall be allocated to the Holders of such Registrable Securities on a pro rata basis based on the number of Registrable Securities held by all such Holders (including the Initiating Holders). Any Registrable Securities excluded or withdrawn from such underwriting shall be withdrawn from the registration.

          2.2.3 The Company shall not be required to effect a registration pursuant to this Section 2.2:

                 (i) prior to the first anniversary of the Company's Initial Offering; or

                 (ii) after the Company has effected two (2) registrations pursuant to this Section 2.2, and such registrations have been declared or ordered effective; or

                 (iii) if the Company shall furnish to Holders requesting a registration statement pursuant to this Section 2.2, a certificate signed by the Chairman of the Board stating that in the good faith judgment of the Board of Directors of the Company, it would be seriously detrimental to the Company and its shareholders for such registration statement to be effected at such time, in which event the Company shall have the right to defer such filing for a period of not more than ninety (90) days after receipt of the request of the Initiating Holders; provided that such right to delay a request shall be exercised by the Company no more than once in any one-year period.


                                          3.

     2.3 PIGGYBACK REGISTRATIONS. The Company shall notify all Holders of Registrable Securities in writing at least thirty (30) days prior to the filing of any registration statement under the Securities Act for purposes of a public offering of equity securities of the Company (including, but not limited to, registration statements relating to secondary offerings of securities of the Company, but excluding registration statements relating to employee benefit plans or with respect to corporate reorganizations or other transactions under Rule 145 of the Securities Act) and will afford each such Holder an opportunity to include in such registration statement all or part of such Registrable Securities held by such Holder. Each Holder desiring to include in any such registration statement all or any part of the Registrable Securities held by it shall, within fifteen (15) days after the above-described notice from the Company, so notify the Company in writing. Such notice shall state the intended method of disposition of the Registrable Securities by such Holder. If a Holder decides not to include all of its Registrable Securities in any registration statement thereafter filed by the Company, such Holder shall nevertheless continue to have the right to include any Registrable Securities in any subsequent such registration statement or registration statements as may be filed by the Company with respect to offerings of its securities, all upon the terms and conditions set forth herein.

          2.3.1 UNDERWRITING. If the registration statement under which the Company gives notice under this Section 2.3 is for an underwritten offering, the Company shall so advise the Holders of Registrable Securities. In such event, the right of any such Holder to be included in a registration pursuant to this
Section 2.3 shall be conditioned upon such Holder's participation in such underwriting and the inclusion of such Holder's Registrable Securities in the underwriting to the extent provided herein. All Holders proposing to distribute their Registrable Securities through such underwriting shall enter into an underwriting agreement in customary form with the underwriter or underwriters selected for such underwriting by the Company. Notwithstanding any other provision of the Agreement, if the underwriter determines in good faith that marketing factors require a limitation of the number of shares to be underwritten, the number of shares that may be included in the underwriting shall be allocated, first, to the Company; second, to the Holders on a pro rata basis based on the total number of Registrable Securities held by the Holders; and third, to any shareholder of the Company (other than a Holder) on a pro rata basis. No such reduction shall reduce the securities being offered by the Company for its own account to be included in the registration and underwriting, and in no event shall the amount of securities of the selling Holders included in the registration be reduced below twenty-five percent (25%) of the total amount of securities included in such registration, unless such offering is the Initial Offering and such registration does not include shares of any other selling shareholders, in which event any or all of the Registrable Securities of the Holders may be excluded in accordance with the immediately preceding sentence. In no event will shares of any other selling shareholder be included in such registration which would reduce the number of shares which may be included by Holders without the written consent of Holders of not less than a majority of the Registrable Securities proposed to be sold in the offering.

          2.3.2 RIGHT TO TERMINATE REGISTRATION. The Company shall have the right to terminate or withdraw any registration initiated or withdraw any registration initiated by it under this Section 2.3 prior to the effectiveness of such registration whether or not any Holder has elected to include securities in such registration. The Registration Expenses of such withdrawn registration shall be borne by the Company in accordance with Section 2.4 hereof.


                                          4.

     2.4 EXPENSES OF REGISTRATION. Except as specifically provided herein, all Registration Expenses incurred in connection with any registration, qualification or compliance pursuant to Section 2.2 or any registration under
Section 2.3 herein shall be borne by the Company. All Selling Expenses incurred in connection with any registrations hereunder, shall be borne by the holders of the securities so registered pro rata on the basis of the number of shares so registered. The Company shall not, however, be required to pay for expenses of any registration proceeding begun pursuant to Section 2.2, the request of which has been subsequently withdrawn by the Initiating Holders unless (a) the withdrawal is based upon material adverse information concerning the Company of which the Initiating Holders were not aware at the time of such request or (b) the Holders of a majority of Registrable Securities agree to forfeit their right to one requested registration pursuant to Section 2.2, as applicable, in which event such right shall be forfeited by all Holders. If the Holders are required to pay the Registration Expenses, such expenses shall be borne by the holders of securities (including Registrable Securities) requesting such registration in proportion to the number of shares for which registration was requested. If the Company is required to pay the Registration Expenses of a withdrawn offering pursuant to clause (a) above, then the Holders shall not forfeit their rights pursuant to Section 2.2 to a demand registration.

     2.5 OBLIGATIONS OF THE COMPANY. Whenever required to effect the registration of any Registrable Securities, the Company shall, as expeditiously as reasonably possible:

          2.5.1 Prepare and file with the SEC a registration statement with respect to such Registrable Securities and use all reasonable efforts to cause such registration statement to become effective, and, upon the request of the Holders of a majority of the Registrable Securities registered thereunder, keep such registration statement effective for up to ninety (90) days or, if earlier, until the Holder or Holders have completed the distribution related thereto.

          2.5.2 Prepare and file with the SEC such amendments and supplements to such registration statement and the prospectus used in connection with such registration statement as may be necessary to comply with the provisions of the Securities Act with respect to the disposition of all securities covered by such registration statement.

          2.5.3 Furnish to the Holders such number of copies of a prospectus, including a preliminary prospectus, in conformity with the requirements of the Securities Act, and such other documents as they may reasonably request in order to facilitate the disposition of Registrable Securities owned by them.

          2.5.4 Use all reasonable efforts to register and qualify the securities covered by such registration statement under such other securities or Blue Sky laws of such jurisdictions as shall be reasonably requested by the Holders, provided that the Company shall not be required in connection therewith or as a condition thereto to qualify to do business or to file a general consent to service of process in any such states or jurisdictions.

          2.5.5 In the event of any underwritten public offering, enter into and perform its obligations under an underwriting agreement, in usual and customary form, with the managing underwriter(s) of such offering. Each Holder participating in such underwriting shall also enter into and perform its obligations under such an agreement.


                                          5.

          2.5.6 Notify each Holder of Registrable Securities covered by such registration statement at any time when a prospectus relating thereto is required to be delivered under the Securities Act of the happening of any event as a result of which the prospectus included in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing.

          2.5.7 Furnish, at the request of a majority of the Holders participating in the registration, on the date that such Registrable Securities are delivered to the underwriters for sale, if such securities are being sold through underwriters, or, if such securities are not being sold through underwriters, on the date that the registration statement with respect to such securities becomes effective, (i) an opinion, dated as of such date, of the counsel representing the Company for the purposes of such registration, in form and substance as is customarily given to underwriters in an underwritten public offering and reasonably satisfactory to a majority in interest of the Holders participating in registration, addressed to the underwriters, if any, and to such Holders and (ii) a letter dated as of such date, from the independent certified public accountants of the Company, in form and substance as is customarily given by independent certified public accountants to underwriters in an underwritten public offering and reasonably satisfactory to a majority in interest of the Holders requesting registration, addressed to the underwriters, if any, and if permitted by applicable accounting standards, to the Holders requesting registration of Registrable Securities.

     2.6 TERMINATION OF REGISTRATION RIGHTS. A Holder's registration rights shall expire if (i) the Company has completed its Initial Offering and is subject to the provisions of the Exchange Act, (ii) such Holder (together with its affiliates, partners and former partners) holds less than 1% of the Company's outstanding Common Stock (treating all shares of convertible Preferred Stock on an as converted basis) and (iii) all Registrable Securities held by and issuance to such Holder may be sold under Rule 144 during any ninety (90) day period.

     2.7  DELAY OF REGISTRATION; FURNISHING INFORMATION.

          2.7.1 No Holder shall have any right to obtain or seek an injunction restraining or otherwise delaying any such registration as the result of any controversy that might arise with respect to the interpretation or implementation of this Article II.

          2.7.2 It shall be a condition precedent to the obligations of the Company to take any action pursuant to Section 2.2 or 2.3 that the selling Holders shall furnish to the Company such information regarding themselves, the Registrable Securities held by them and the intended method of disposition of such securities as shall be required to effect the registration of their Registrable Securities.

     2.8 INDEMNIFICATION. In the event any Registrable Securities are included in a registration statement under Sections 2.2 or 2.3:

          2.8.1 To the extent permitted by law, the Company will indemnify and hold harmless each Holder, the partners, officers, directors and legal counsel of each Holder, any underwriter (as defined in the Securities Act) for such Holder and each person, if any, who


                                          6.

controls such Holder or underwriter within the meaning of the Securities Act or the Exchange Act, against any losses, claims, damages, or liabilities (joint or several) to which they may become subject under the Securities Act, the Exchange Act or other federal or state law, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon any of the following statements, omissions or violations (collectively a "Violation") by the Company: (i) any untrue statement or alleged untrue statement of a material fact contained in such registration statement, including any preliminary prospectus or final prospectus contained therein or any amendments or supplements thereto, (ii) the omission or alleged omission to state therein a material fact required to be stated therein, or necessary to make the statements therein not misleading, or (iii) any violation or alleged violation by the Company of the Securities Act, the Exchange Act, any state securities law or any rule or regulation promulgated under the Securities Act, the Exchange Act or any state securities law in connection with the offering covered by such registration statement; and the Company will reimburse each such Holder, partner, officer or director, underwriter or controlling person for any legal or other expenses reasonably incurred by them in connection with investigating or defending any such loss, claim, damage, liability or action; PROVIDED, HOWEVER, that the indemnity agreement contained in this Section 2.8.1 shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Company, which consent shall not be unreasonably withheld, nor shall the Company be liable in any such case for any such loss, claim, damage, liability or action to the extent that it arises out of or is based upon a Violation which occurs in reliance upon and in conformity with written information furnished expressly for use in connection with such registration by such Holder, partner, officer, director, underwriter or controlling person of such Holder.

          2.8.2 To the extent permitted by law, each Holder will, if Registrable Securities held by such Holder are included in the securities as to which such registration qualifications or compliance is being effected, indemnify and hold harmless the Company, each of its directors, its officers, and legal counsel and each person, if any, who controls the Company within the meaning of the Securities Act, any underwriter and any other Holder selling securities under such registration statement or any of such other Holder's partners, directors or officers or any person who controls such Holder, against any losses, claims, damages or liabilities (joint or several) to which the Company or any such director, officer, controlling person, underwriter or other such Holder, or partner, director, officer or controlling person of such other Holder may become subject under the Securities Act, the Exchange Act or other federal or state law, insofar as such losses, claims, damages or liabilities (or actions in respect thereto) arise out of or are based upon any Violation, in each case to the extent (and only to the extent) that such Violation occurs in reliance upon and in conformity with written information furnished by such Holder under an instrument duly executed by such Holder and stated to be specifically for use in connection with such registration; and each such Holder will reimburse any legal or other expenses reasonably incurred by the Company or any such director, officer, controlling person, underwriter or other Holder, or partner, officer, director or controlling person of such other Holder in connection with investigating or defending any such loss, claim, damage, liability or action if it is finally judicially determined that there was such a Violation; PROVIDED, HOWEVER, that the indemnity agreement contained in this
Section 2.8.2 shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Holder, which consent shall not be unreasonably withheld; PROVIDED


                                          7.

FURTHER, that in no event shall any indemnity under this Section 2.8 exceed the proceeds from the offering received by such Holder.

          2.8.3  Promptly after receipt by an indemnified party under this
Section 2.8 of notice of the commencement of any action (including any governmental action), such indemnified party will, if a claim in respect thereof is to be made against any indemnifying party under this Section 2.8, deliver to the indemnifying party a written notice of the commencement thereof and the indemnifying party shall have the right to participate in, and, to the extent the indemnifying party so desires, jointly with any other indemnifying party similarly noticed, to assume the defense thereof with counsel mutually satisfactory to the parties; PROVIDED, HOWEVER, that an indemnified party shall have the right to retain its own counsel, with the fees and expenses to be paid by the indemnifying party, if representation of such indemnified party by the counsel retained by the indemnifying party would be inappropriate due to actual or potential differing interests between such indemnified party and any other party represented by such counsel in such proceeding. The failure to deliver written notice to the indemnifying party within a reasonable time of the commencement of any such action, if materially prejudicial to its ability to defend such action, shall relieve such indemnifying party of any liability to the indemnified party under this Section 2.8, but the omission so to deliver written notice to the indemnifying party will not relieve it of any liability that it may have to any indemnified party otherwise than under this Section 2.8.

          2.8.4 If the indemnification provided for in this Section 2.8 is held by a court of competent jurisdiction to be unavailable to an indemnified party with respect to any losses, claims, damages or liabilities referred to herein, the indemnifying party, in lieu of indemnifying such indemnified party thereunder, shall to the extent permitted by applicable law contribute to the amount paid or payable by such indemnified party as a result of such loss, claim, damage or liability in such proportion as is appropriate to reflect the relative fault of the indemnifying party on the one hand and of the indemnified party on the other in connection with the Violation(s) that resulted in such loss, claim, damage or liability, as well as any other relevant equitable considerations. The relative fault of the indemnifying party and of the indemnified party shall be determined by a court of law by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission to state a material fact relates to information supplied by the indemnifying party or by the indemnified party and the parties' relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission; provided, that in no event shall any contribution by a Holder hereunder exceed the proceeds from the offering received by such Holder.

          2.8.5  The obligations of the Company and Holders under this Section
2.8 shall survive completion of any offering of Registrable Securities in a registration statement. No Indemnifying Party, in the defense of any such claim or litigation, shall, except with the consent of each Indemnified Party, consent to entry of any judgment or enter into any settlement which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such Indemnified Party of a release from all liability in respect to such claim or litigation. In the event any offering of Registrable Securities is underwritten, and the underwriting agreement provides for indemnification and/or contribution by the Company and the Holders offering securities thereunder, the indemnification and/or contribution obligations of the Company and the Holders


                                          8.

hereunder shall in no event exceed the obligations of the parties set forth in such underwriting agreement.

     2.9   ASSIGNMENT OF REGISTRATION RIGHTS.     The rights to cause the
Company to register Registrable Securities pursuant to this Article II may be assigned by a Holder to a transferee or assignee of Registrable Securities which
(i) is a subsidiary, parent, general partner, limited partner or retired partner of a Holder, (ii) is a Holder's family member or trust for the benefit of an individual Holder, or (iii) acquires at least Five Hundred Thousand (500,000) shares of Registrable Securities (as adjusted for stock splits and combinations); PROVIDED, HOWEVER, (A) the transferor shall, within ten (10) days after such transfer, furnish to the Company written notice of the name and address of such transferee or assignee and the securities with respect to which such registration rights are being assigned and (B) such transferee shall agree to be subject to all restrictions set forth in this Agreement.

     2.10 AMENDMENT OF REGISTRATION RIGHTS. Any provision of this Article II may be amended or terminated and the observance thereof may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the written consent of the Company and the Holders of at least a majority of the Registrable Securities. Any amendment, termination or waiver effected in accordance with this Section 2.10 shall be binding upon each Holder and the Company. By acceptance of any benefits under this Article II, Holders of Registrable Securities hereby agree to be bound by the provisions hereunder. Each party hereto acknowledges that by the operation of this Section the holders of a majority of the outstanding Registrable Securities may have the right and power to diminish or eliminate all rights of such party under this Agreement.

     2.11 LIMITATION ON SUBSEQUENT REGISTRATION RIGHTS. After the date of this Agreement, the Company shall not, without the prior written consent of the Holders of a majority of the Registrable Securities, enter into any agreement with any holder or prospective holder of any securities of the Company that would grant such holder registration rights senior to those granted to the Holders hereunder.

     2.12 "MARKET STAND-OFF" AGREEMENT. If requested by the Company as the representative of the underwriters of Common Stock (or other securities) of the Company, each Holder shall not sell or otherwise transfer or dispose of any Shares or Common Stock (or other securities) of the Company held by each such Holder (other than those included in the registration) for a period specified by the representative of the underwriters not to exceed one hundred eighty (180) days following the effective date of a registration statement of the Company filed under the Securities Act, provided that:

               (i) such agreement shall apply only to the Company's Initial Offering; and

               (ii) all officers and directors of the Company and holders of at least one percent (1%) of the Company's voting securities enter into similar agreements.


                                          9.

     The Company may impose stop-transfer instructions with respect to the shares of Common Stock (or other securities) subject to the foregoing restriction until the end of said one hundred eighty (180) day period.

     2.13  RULE 144 REPORTING.     With a view to making available to the
Holders the benefits of certain rules and regulations of the SEC which may permit the sale of the Registrable Securities to the public without registration, the Company agrees to use its best efforts to:

           (a) Make and keep public information available, as those terms are understood and defined in SEC Rule 144 or any similar or analogous rule promulgated under the Securities Act, at all times after the effective date of the first registration filed by the Company for an offering of its securities to the general public;

           (b) File with the SEC, in a timely manner, all reports and other documents required of the Company under the Exchange Act;

           (c) So long as a Holder owns any Registrable Securities, furnish to such Holder forthwith upon request: a written statement by the Company as to its compliance with the reporting requirements of said Rule 144 of the Securities Act, and of the Exchange Act (at any time after it has become subject to such reporting requirements); a copy of the most recent annual or quarterly report of the Company; and such other reports and documents as a Holder may reasonably request in availing itself of any rule or regulation of the SEC allowing it to sell any such securities without registration.

                                  3.   MISCELLANEOUS

     3.1 GOVERNING LAW. This Agreement shall be governed by and construed under the laws of the State of California without giving effect to principles of conflicts of laws thereof.

     3.2 SURVIVAL. The representations, warranties, covenants, and agreements made herein shall survive any investigation made by any Holder and the closing of the transactions contemplated hereby. All statements as to factual matters contained in any certificate or other instrument delivered by or on behalf of the Company pursuant hereto in connection with the transactions contemplated hereby shall be deemed to be representations and warranties by the Company hereunder solely as of the date of such certificate or instrument.

     3.3 SUCCESSORS AND ASSIGNS. Except as otherwise expressly provided herein, the provisions hereof shall inure to the benefit of, and be binding upon, the successors, assigns, heirs, executors, and administrators of the parties hereto and shall inure to the benefit of and be enforceable by each person who shall be a holder of Registrable Securities from time to time; PROVIDED, HOWEVER, that prior to the receipt by the Company of adequate written notice of the transfer of any Registrable Securities specifying the full name and address of the transferee, the Company may deem and treat the person listed as the holder of such shares in its records as the absolute owner and holder of such shares for all purposes, including the payment of dividends or any redemption price.



                                         10.

     3.4 SEVERABILITY. In case any provision of the Agreement shall be invalid, illegal, or unenforceable, the validity, legality, and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

     3.5   AMENDMENT AND WAIVER.

           3.5.1 Except as otherwise expressly provided, this Agreement may be amended or modified only upon the written consent of the Company and the holders of at a majority of the Registrable Securities.

           3.5.2 Except as otherwise expressly provided, the obligations of the Company and the rights of the Holders under this Agreement may be waived only with the written consent of the holders of at least a majority of the Registrable Securities.

           3.5.3 Notwithstanding the foregoing, this Agreement may be amended with only the written consent of the Company to include additional purchasers of Shares as "Investors," "Holders" and parties hereto.

     3.6 DELAYS OR OMISSIONS. It is agreed that no delay or omission to exercise any right, power, or remedy accruing to any Holder, upon any breach, default or noncompliance of the Company under this Agreement shall impair any such right, power, or remedy, nor shall it be construed to be a waiver of any such breach, default or noncompliance, or any acquiescence therein, or of any similar breach, default or noncompliance thereafter occurring. It is further agreed that any waiver, permit, consent, or approval of any kind or character on any Holder's part of any breach, default or noncompliance under the Agreement or any waiver on such Holder's part of any provisions or conditions of this Agreement must be in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement, by law, or otherwise afforded to Holders, shall be cumulative and not alternative.

     3.7 NOTICES. All notices required or permitted hereunder shall be in writing and shall be deemed effectively given: (i) upon personal delivery to the party to be notified, (ii) when sent by confirmed telex or facsimile if sent during normal business hours of the recipient; if not, then on the next business day, (iii) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (iv) one (1) business day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt (where a "business day" is any day other than a Saturday, Sunday or federal holiday). All communications shall be sent to the party to be notified at the address as set forth on the signature pages hereof or at such other address as such party may designate by ten (10) days advance written notice to the other parties hereto.

     3.8 ATTORNEYS' FEES. In the event that any dispute among the parties to this Agreement should result in litigation, the prevailing party in such dispute shall be entitled to recover from the losing party all fees, costs and expenses of enforcing any right of such prevailing party under or with respect to this Agreement, including without limitation, such reasonable fees and expenses of attorneys and accountants, which shall include, without limitation, all fees, costs and expenses of appeals.


                                         11.

     3.9 TITLES AND SUBTITLES. The titles of the sections and subsections of this Agreement are for convenience of reference only and are not to be considered in construing this Agreement.

     3.10 COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one instrument.





                        [THIS SPACE INTENTIONALLY LEFT BLANK]






                                         12.

     IN WITNESS WHEREOF, the parties hereto have executed this Registration Rights Agreement as of the date set forth above.


COMPANY:                                PURCHASERS:

SCIENTIFIC LEARNING PRINCIPLES          WARBURG, PINCUS VENTURES, L.P.
CORPORATION


                                        By its General Partner, Warburg,
                                        Pincus & Co.
By:   /s/ Michael Merzenich
    --------------------------
          President

Address:    One Kearny Street           By:   /s/ James Thomas
            San Francisco, CA  94108        ------------------------------------
            Fax:  415-296-1481          Name/Title:  James Thomas, Partner
                                                   -----------------------------

                                        Address:    466 Lexington Avenue
                                                    New York, NY  10077
                                                    Fax:  212-878-9361














                            REGISTRATION RIGHTS AGREEMENT


                                         13.

                           AMENDMENT NO. 1 TO REGISTRATION
                                   RIGHTS AGREEMENT



     THIS AMENDMENT NO. 1 TO REGISTRATION RIGHTS AGREEMENT (the "Amendment"), dated as of November 14, 1996, is entered into by and among SCIENTIFIC LEARNING PRINCIPLES CORPORATION, a California corporation (the "Company"), and the other parties hereto, with respect to the Registration Rights Agreement, dated as of October 1, 1996 (the "Rights Agreement"), by and between the Company and Warburg, Pincus Ventures, L.P. (the "Investor").

                                       RECITALS

     WHEREAS, the Company proposes to sell and issue to GC&H Investments, a California general partnership (the "Purchaser"), fifty-five thousand five hundred fifty-six (55,556) shares of its Series B Preferred Stock (the "Series B Preferred") pursuant to the Stock Purchase Agreement dated of even date herewith, by and between the Company and the Purchaser (the "Stock Purchase Agreement");

     WHEREAS, the Company desires to grant to the Purchaser, with respect to the Series B Preferred, the same registration rights as granted to the Investor as set forth in the Rights Agreement;

     WHEREAS, under Section 3.5.1 of the Rights Agreement, the Rights Agreement may be amended or modified only upon the written consent of the Company and the holders of at least a majority of the Registrable Securities, as defined in the Rights Agreement;

     WHEREAS, to obtain registration rights in its capacity as the holder of the Series B Preferred, the Purchaser desires that the Rights Agreement be amended to make the Purchaser a party thereto;

     WHEREAS, in Section 6.10 of that certain Securities Purchase Agreement, dated September 24, 1996, by and between the Company and the Investor (the "Securities Purchase Agreement"), the Investor consented to the sale of shares of the Series B Preferred to the Purchaser;

     NOW, THEREFORE, in consideration of the mutual promises, representations, warranties, covenants and conditions set forth in this Agreement, the Securities Purchase Agreement and the Stock Purchase Agreement, the parties mutually agree as follows:

     1. DEFINITIONS. All capitalized terms used but not defined herein shall have the meanings ascribed to them in the Rights Agreement.

     2.   AMENDMENT.

          a. The first paragraph of the Rights Agreement on page 1 thereof is hereby amended to read in its entirety as set forth below:

     "This REGISTRATION RIGHTS AGREEMENT (the "Agreement") is entered into as of the 1st day of October 1996, by and among SCIENTIFIC LEARNING PRINCIPLES CORPORATION, a California corporation (the "Company"), and WARBURG, PINCUS VENTURES, L.P., a Delaware limited partnership ("Warburg"). This Agreement is amended as of the 14th day of November, 1996, to add GC&H INVESTMENTS, a California general partnership ("GC&H"), as a party hereto. As used herein, the term "Investors" shall mean Warburg and GC&H."

          b. The definition of the word "Shares" as set forth in Section 1.1 of the Rights Agreement is hereby amended to read in its entirety as set forth below:

     "`SHARES' shall mean (i) the Company's Series B Preferred issued pursuant to (A) the Purchase Agreement and (B) that certain Stock Purchase Agreement, dated of even date herewith, by and between the Company and GC&H and (ii) any of the Company's Series C Preferred issued upon exercise of the Warrant."

     3.   PURCHASER.  Upon the effectiveness of this Amendment, as provided in
Section 4 hereof, the Purchaser agrees to be bound by all of the terms and conditions of the Rights Agreement applicable to Investors and Holders.

     4. EFFECTIVENESS. This Amendment shall become effective as of the date first set forth above.

     5. EFFECT OF AMENDMENT. Except as amended as set forth above, the Rights Agreement shall continue in full force and effect.

     6. COUNTERPARTS. This Amendment may be signed in one or more counterparts, each of which shall be deemed an original and all of which, taken together, shall be deemed one and the same document.

     IN WITNESS WHEREOF, the parties hereto have executed this Amendment No. 1 to Registration Rights Agreement as of the day and year first above written.



COMPANY:                                INVESTOR:

SCIENTIFIC LEARNING PRINCIPLES          WARBURG, PINCUS VENTURES, L.P.
CORPORATION                             By its General Partner,
                                        Warburg, Pincus & Co.

By:   /s/ Sheryle Bolton                By:   /s/ James E. Thomas
    -------------------------------         ------------------------------------
          Sheryle Bolton
          Chief Executive Officer
                                        Name/Title:   James E. Thomas, Partner
                                                   ---------------------------

Address:  One Kearny Street               Address:  466 Lexington Avenue
          San Francisco, CA  94108                  New York, NY 10077
          Fax:  415-296-1481                        Fax:  212-878-9361




PURCHASER:

GC&H INVESTMENTS,
a California general partnership


By:        /s/ John Cardoza
   --------------------------------
           John Cardoza
           Executive Partner

Address:   One Maritime Plaza, 20th Floor
           San Francisco, CA 94111-3580
           Fax:  415-961-3699







                                          3